Exhibit 10.2

May 28, 2005

KEY EMPLOYEE

EMPLOYMENT AGREEMENT

THIS KEY EMPLOYEE EMPLOYMENT AGREEMENT (this “Agreement”), is executed this 28th day of May, 2005, by and between The York Group, Inc., a Delaware corporation (the “Company”) and Harry Pontone (“Employee”) and is to be effective as of the Closing (as defined in the Asset Purchase Agreement, dated the same date as this Agreement (the “Purchase Agreement”), among Milso Industries, Inc., Milso Industries, LLC and SBC Holding Corp. (collectively, the “Sellers”), the Shareholders signatory thereto, the Company, Midnight Acquisition Corporation and Matthews International Corporation (“Matthews”)). In the event that the Purchase Agreement is terminated prior to the Closing or if the Closing otherwise does not occur, this Agreement shall be of no force or effect. Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to those terms in the Purchase Agreement.

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is executing and delivering the Purchase Agreement pursuant to which, upon the terms and subject to the conditions set forth therein, the Company has agreed to purchase certain assets and assume certain liabilities and obligations of the Sellers (the “Transaction”);

WHEREAS, pursuant to the Transaction, Employee’s employment with Employee’s former employer is being terminated, and the Company will only consider providing new employment to Employee if Employee agrees to the terms herein, including the confidentiality, non-solicitation and non-compete terms;

WHEREAS, Employee possesses valuable knowledge and skills that will contribute to the successful operation of the Company’s business;

WHEREAS, the Company views the Employee as a key and integral person who is vital to the success of the Company in the future;

WHEREAS, Employee will derive good and valuable consideration in connection with Employee’s employment hereunder;

WHEREAS, the Company desires to procure the services of Employee, and Employee is willing to be employed by the Company, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, intending to be legally bound, the Company agrees to employ Employee, and Employee hereby agrees to be employed by the Company, upon the following terms and conditions:

ARTICLE I

EMPLOYMENT

1.01.  Office. Employee is hereby employed, with effect from the Closing, by the Company and shall perform, for the Company as a whole, duties substantially similar to those performed for the Business as operated on the date of this Agreement by the Sellers and such other duties as may be reasonably assigned to him from time to time by the Company’s board of directors or the Group President, Bronze and York Casket Division. Throughout the Term, so long as he is employed by the Company, Employee will be a member of the board of directors of the Company and will be the President of the Company. In his capacity as President of the Company, Employee shall have all authority customarily associated with that position, including exclusive control over operations, hiring and firing of employees, employee compensation, product pricing, implementation of business strategy and, subject to the written operating business policies of Matthews that are uniformly applicable to all business segments of Matthews, decisions to seek corporate approvals for and to make capital investments; provided that actions with respect to hiring and firing of employees and employee compensation, shall be subject to the procedural requirements, such as background checks, written notices and other administrative human resources procedures, but not the substantive requirements, such as any prescribed experience, education level, or operating or production goal requirements, if any, of the standard written operating business policies of Matthews that are uniformly applicable to all business segments of Matthews. Employee shall report to the Group President, Bronze and York Casket Division or his superior, and to the Company’s board of directors.

1.02.  Term. Subject to provisions of Article II hereof, Employee’s employment hereunder shall commence as of the Closing, and shall continue until the close of business on September 30, 2010 (the period during which Employee is employed hereunder being hereinafter referred to as the “Term”).

1.03.  Cash Compensation. As consideration for the services that Employee shall render hereunder, Employee shall be entitled to compensation as follows:

(a)  Employee shall be entitled to annual compensation (“Salary”) equal to $400,000 (“Base Salary”) plus his Allotted Share (as hereinafter defined) of the Compensation Pool (as hereinafter defined) for each Employment Year (as hereinafter defined) that remains after payment of the Base Salaries (as defined in the employment agreement of each Pool Participant) of each Pool Participant (as hereinafter defined). The Base Salary shall increase each Employment Year by a percentage equal to the percentage increase in the Consumer Price Index, using the Consumer Price Index most recently published prior to January 1 of each year during the Term and comparing it to such index most recently published as of January 1, 2005. Employee shall be entitled to a bonus (in addition to the bonus which may be earned pursuant to Section 1.04) of $300,000 per year, payable in full not later than December 31 of each year beginning December 31, 2006. The additional bonus will be payable (i) for the year ending September 30, 2006, only if the Operating Profit (as defined in the Purchase Agreement) is $16,000,000 or more, and (ii) for each fiscal year ending September 30, 2007 and thereafter, only if the Adjusted Operating Profit (as hereinafter defined) for that Bonus Year (as hereinafter defined) equals or exceeds the applicable Operating Profit Target (as hereinafter defined) for that Bonus Year.

(b)  During each Employment Year, Employee’s Salary shall be payable twice per month in accordance with the Company’s standard pay practices, in an amount equal to 1/24 of the Base Salary plus the product of (x) 1/24 multiplied by (y) the Compensation Pool multiplied by (z) Employee’s Allotted Share.

(c)  For purposes of this Agreement:

(i)  “Allotted Share” means the percentage established for each Employment Year by Employee, in his capacity as President of the Company, or if Employee no longer is President, by Scott Pontone provided that he is then employed by the Company (in either case after consultation with the board of directors of the Company or its designee), or if Employee is no longer President and Scott Pontone is not then employed by the Company, the percentage established for the preceding Employment Year; provided that, subject to subsection (ii) below, if a Pool Participant’s employment hereunder is terminated, such Pool Participant’s Allotted Share shall be allocated to the remaining Pool Participants pro rata based upon the Allotted Share of each.

(ii)  “Compensation Pool” means an amount in respect of each Employment Year equal to $1,750,000 (increased each Employment Year by a percentage equal to the percentage increase in the Consumer Price Index, using the Consumer Price Index most recently published prior to January 1 of each year during the Term and comparing it to such index most recently published as of January 1, 2005) less the aggregate of each Pool Participant’s Base Salary (as defined in the employment agreement of each Pool Participant). If more than two Pool Participants cease to be employed during the Term, the next and any succeeding termination of employment of any Pool Participant shall result in the Compensation Pool being reduced by the amount of the terminated Pool Participant’s Allotted Share of the Compensation Pool in effect in the year of termination. Notwithstanding the foregoing, if Scott Pontone shall become President of the Company, the Compensation Pool above shall be reduced by the Base Salary of Scott Pontone in effect immediately prior to his becoming President.

(iii)  “Consumer Price Index” means the Consumer Price Index for all urban consumers, as periodically published by the Bureau of Labor Statistics of the U.S. Department of Labor; or, if that index no longer is published, the most comparable index subsequently published , as agreed in good faith by Buyer and the Shareholders’ Representative.

(iv)  “Employment Year” means (A) the period beginning on the date of the Closing and ending on the next December 31 occurring thereafter (the “First Employment Year”), (B) each full calendar year during the Term and (C) if the Term does not end on a December 31, the period beginning on the January 1 immediately preceding the end of the Term and ending on the last day of the Term.

(v)  “Pool Participants” means the persons named on Schedule 1.03.

1.04.  Performance Based Bonuses.

(a)  Employee shall be entitled to an annual bonus as follows:

(i)  With respect to each Bonus Year (as hereinafter defined), Employee shall be entitled to an amount equal to the product of (x) the Bonus Pool (as hereinafter defined) for such Bonus Year, if any, multiplied by (y) his Bonus Allotted Share (the “Bonus”).

(ii)  The Bonus, if any, shall be due and payable by the Company no later than December 31st of each Bonus Year.

(iii)  For purposes of this Agreement:

(A)  “Adjusted Operating Profit” means, for any period, the net income of the Company and its subsidiaries determined in accordance with GAAP applied consistently with prior periods, excluding (i) any provision for interest expense or income taxes, (ii) any adjustments made for purchase accounting purposes resulting from the Transaction which otherwise would have an impact on Adjusted Operating Profit, including depreciation or amortization resulting from the re-valuation for purchase accounting purposes of tangible and intangible assets acquired in the Transaction and the cost of sales impact related to any re-valuation for purchase accounting purposes of inventory acquired in the Transaction (but except as provided below, no such adjustments to the calculation of Adjusted Operating Profit shall be made in respect of any acquisitions other than the Transaction), (iii) any non-recurring costs or expenses related to the integration of the Business with the operations of the Company and (iv) all other extraordinary, non-recurring items (as determined in good faith with the agreement of Employee or Scott Pontone, if Scott Pontone is then President). In calculating Adjusted Operating Profit, all administrative and financial services performed by Matthews or its Affiliates for the Company (including without limitation accounting, accounts receivable processing, accounts payable processing, payroll processing, human resources and benefits support services, retirement and pension plan administration), shall be charged as an expense at an amount not to exceed the cost to the Business as of the date of this Agreement of any such service. With respect to future acquisitions by the Company, if either Employee or Scott Pontone is the President of the Company, unless the President agrees in writing to include those operating results and the related attributes of the acquisition (such as interest expense, integration costs and depreciation and amortization charges), they shall be excluded from the calculation of Adjusted Operating Profit using such methodologies as shall be agreed in good faith by the President of the Company and Matthews. If the Bonus Pool is determined pursuant to Section 1.02(a)(iii)(C)(2) below (because the Operating Profit is less than $16,000,000), the first $7,500,000 paid from the Bonus Pool shall be disregarded (and therefore not be a charge against net income in calculating Adjusted Operating Profit), but amounts subsequently paid from the Bonus Pool shall be taken into account (and therefore reduce net income) in the fiscal year for which it is accrued. Under no circumstances shall any amounts payable as purchase price pursuant to the Purchase Agreement be treated as charges against net income for purposes of determining Adjusted Operating Profit. If the Bonus Pool is determined pursuant to Section 1.04(a)(iii)(C)(1) below (because Operating Profit is $16,000,000 or greater), the first $7,500,000 paid from the Bonus Pool shall be taken into account (and therefore reduce net income) in the fiscal year for which it is accrued.

(B)  “Bonus Allotted Share” means the percentage established for each Bonus Year by Employee, in his capacity as President of the Company, or if Employee no longer is President, by Scott Pontone provided that he is then employed by the Company (in either case after consultation with the Board of the Company or its designee), or if Employee is no longer President and Scott Pontone is not then employed by the Company, the percentage established for the preceding Bonus Year; provided that if a Pool Participant is not employed by the Company hereunder at the end of a Bonus Year, such Pool Participant’s Bonus Allotted Share (to the extent not payable to such Pool Participant pursuant to the provisions of such Pool Participant’s employment agreement) shall be allocated to the remaining Pool Participants pro rata based upon the Bonus Allotted Share of each.

(C)  The “Bonus Pool” for the applicable Bonus Year shall be determined as follows:

(1) If the Operating Profit (as defined in the Purchase Agreement) is $16,000,000 or greater:

(x) with respect to each of the First Bonus Year, the Second Bonus Year and the Third Bonus Year, the Bonus Pool shall be $2,500,000, payable only if the Adjusted Operating Profit for such Bonus Year is equal to or greater than the Operating Profit Target for such Bonus Year; and

(y) the Bonus Pool for the Fourth Bonus Year (which amount could be zero) shall equal $7,500,000 minus the aggregate amount paid by the Company to the Pool Participants from the Bonus Pools for the First Bonus Year, the Second Bonus Year and the Third Bonus Year, payable only if the aggregate Adjusted Operating Profit for the Third Bonus Year and the Fourth Bonus Year is equal to or greater than the aggregate Operating Profit Target for the Third Bonus Year and the Fourth Bonus Year; provided, however, that if there is no Bonus Pool payable for the Fourth Bonus Year because the above stated test in this subsection (y) is not met, the Bonus Pool for the Fourth Bonus Year nevertheless shall be payable in an amount described below, but only if the aggregate Adjusted Operating Profit for the Fourth Bonus Year is equal to or greater than the Operating Profit Target for such Bonus Year. The Bonus Pool in such case shall equal the lesser of (p) $2,500,000 and (q) $7,500,000 minus the aggregate amount paid by the Company to the Pool Participants from the Bonus Pools for the First Bonus Year, the Second Bonus Year and the Third Bonus Year (which amount could be zero).

(2) If the Operating Profit (as defined in the Purchase Agreement) is less than $16,000,000:

(x) with respect to each of the First Bonus Year, the Second Bonus Year and the Third Bonus Year, the Bonus Pool shall be $3,750,000, payable only if the Adjusted Operating Profit for such Bonus Year is equal to or greater than the Operating Profit Target for such Bonus Year; and

(y) the Bonus Pool for the Fourth Bonus Year (which amount could be zero) shall equal $15,000,000 minus the aggregate amount paid by the Company to the Pool Participants from the Bonus Pools for the First Bonus Year, the Second Bonus Year and the Third Bonus Year, payable only if the aggregate Adjusted Operating Profit for the Third Bonus Year and the Fourth Bonus Year is equal to or greater than the aggregate Operating Profit Target for the Third Bonus Year and the Fourth Bonus Year; provided, however, that if there is no Bonus Pool payable for the Fourth Bonus Year because the above stated test in this subsection (y) is not met, the Bonus Pool for the Fourth Bonus Year nevertheless shall be payable in an amount described below, but only if the aggregate Adjusted Operating Profit for the Fourth Bonus Year is equal to or greater than the Operating Profit Target for such Bonus Year. The Bonus Pool in such case shall equal the lesser of (p) $3,750,000 and (q) $15,000,000 minus the aggregate amount paid by the Company to the Pool Participants from the Bonus Pools for the First Bonus Year, the Second Bonus Year and the Third Bonus Year (which amount could be zero).

(D)  “Bonus Year” means each of the following periods:

(1) the period beginning on October 1, 2006 and ending on September 30, 2007 (the “First Bonus Year”);

(2) the period beginning on October 1, 2007 and ending on September 30, 2008 (the “Second Bonus Year”);

(3) the period beginning on October 1, 2008 and ending on September 30, 2009 (the “Third Bonus Year”); and

(4) the period beginning on October 1, 2009 and ending on September 30, 2010 (the “Fourth Bonus Year”).

(E)  “Operating Profit Target” means:

(1) with respect to the First Bonus Year, the product of (x) the sum of $16,000,000 plus the lesser of (aa) $22,000,000 and (bb) the actual York Operating Profit for the fiscal year October 1, 2005 through September 30, 2006 multiplied by (y) 1.07 (the “First Year Target”);

(2) with respect to the Second Bonus Year, an amount equal to the product of (x) the First Year Target, multiplied by (y) 1.07 (the “Second Year Target”);

(3) with respect to the Third Bonus Year, an amount equal to the product of (x) the Second Year Target, multiplied by (y) 1.07 (the “Third Year Target”); and

(4) with respect to the Fourth Bonus Year, an amount equal to the product of (x) the Third Year Target, multiplied by (y) 1.07 (the “Fourth Year Target”).

(F)  “York Operating Profit” means the Adjusted Operating Profit for the fiscal year ending September 30, 2006 minus the Operating Profit.

(b)  Upon the occurrence of a Bonus Acceleration Event, an amount equal to (i) $15,000,000 minus (ii) (A) the amount paid by the Buyer under Section 3.1.1 of the Purchase Agreement plus (B) the aggregate amount paid by the Company to the Pool Participants from the Bonus Pools prior to such Bonus Acceleration Event, shall be immediately due and payable to the Pool Participants employed immediately prior to such Bonus Acceleration Event in accordance with the Bonus Allotted Share of each. Each of the following shall be a “Bonus Acceleration Event”:

(i)  If while Employee or Scott Pontone is President of the Company, his authority, duties or responsibilities as President are materially diminished or reduced by the Company for reasons other than a failure of the Company to meet the Performance Standards (as hereinafter defined); or

(ii)  the employment of Employee or Scott Pontone is terminated (A) by the Company other than (x) for Cause (as defined in their respective employment agreements with the Company, each dated the date hereof (each a “Pontone Employment Contract”)) or (y) pursuant to Section 2.01 or 2.02 of the applicable Pontone Employment Contract, or (B) by Employee or Scott Pontone, respectively, for Good Reason (as defined in the applicable Pontone Employment Contract); or

(iii)  any of the following shall have occurred: a sale or other disposition of all or substantially of the assets or operations of the Company; a sale or other disposition of a material portion of the assets or operations of the Company to the extent it reasonably could be expected to materially affect the ability to achieve one or more Operating Profit Targets; (provided, that such sale or disposition of a material portion of the assets or operations shall not be considered a Bonus Acceleration Event if prior to such sale or other disposition Matthews provides written notice to Employee and Scott Pontone that such sale or disposition is intended and seeking confirmation that the sale or disposition will not constitute a Bonus Acceleration Event for purposes of this Section 1.04(b), and Employee and Scott Pontone each fails to provide to Matthews written notice within fifteen days after receipt of such notice that he reasonably expects such sale or other disposition to materially affect the ability to achieve one or more Operating Profit Targets); a direct or indirect sale of the Company; any “person,” including a “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), but excluding Matthews, any entity controlled by or under common control with Matthews, any employee benefit plan of Matthews or any such entity becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Matthews representing a majority of either (A) the combined voting power of Matthews’ then outstanding securities or (B) the shares of Matthews’ common stock then outstanding (in either such case other than as a result of an acquisition of securities directly from Matthews); or any consolidation or merger of Matthews in which the stockholders of Matthews immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Matthews.

(c)  The “Performance Standards” shall be deemed satisfied unless the Company’s Adjusted Operating Profit for any two consecutive fiscal years beginning not sooner than the fiscal year ending September 30, 2006 shall have declined by more than 15% per year from the prior fiscal year’s Adjusted Operating Profit. For this purpose, the Company’s Adjusted Operating Profit for the fiscal year ending September 30, 2005 shall be the Adjusted Operating Profit for the Company for that year, calculated to the extent the Transaction is completed before September 30, 2005 on a pro forma stand-alone basis as if the Transaction has not occurred, plus the product of (x) Adjusted Business Operating Profit, multiplied by (y) 1.33.

(i)  “Adjusted Business Operating Profit” means the net income of the Business for the nine months ending September 30, 2005, calculated to the extent the Transaction is completed before September 30, 2005 on a pro forma stand-alone basis as if the Transaction had not occurred, excluding (i) any provision for interest expense or income taxes, and (ii) all extraordinary, non-recurring items (as determined in good faith with the agreement of Employee or Scott Pontone, if such person is then President, and if neither is President, with the agreement of Employee). If the Transaction is completed before September 30, 2005, (i) all costs associated with negotiating and implementing the transactions contemplated by the Purchase Agreement, including business integration costs shall be excluded from the calculation of Adjusted Business Operating Profit and (ii) in calculating Adjusted Business Operating Profit, all administrative and financial services performed by Matthews or its Affiliates for the Company (including without limitation accounting, accounts receivable processing, accounts payable processing, payroll processing, human resources and benefits support services, retirement and pension plan administration), shall be charged as an expense at an amount not to exceed the present cost to the Business of any such service.

1.05.  Employee Benefits. At all times during the term of Employee’s employment hereunder, Employee shall (a) be covered by such major medical, group life, disability insurance, hospitalization or health benefit plans and qualified or non-qualified retirement plans as are available generally to executive-level personnel of the Company (including plans of its parent, Matthews International Corporation or any successor parent entity) and (b) be covered by such vacation, illness, fringe benefit programs and similar plans and policies contained in the employee handbook of the Company (or its parent, Matthews International Corporation or any successor parent entity), to the extent Employee is eligible under the terms thereof.

1.06.  Other Interests. Employee agrees, during the period of his employment by the Company, to devote substantially all of his business time, energy and best efforts to the business and affairs of the Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the consent of the Board or as set forth on Schedule 1.06 hereto. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investment and charitable activities that do not conflict with the business and affairs of the Company or interfere with Employee’s performance of his duties hereunder.

1.07.  Duty of Loyalty. Employee acknowledges and agrees that he owes a fiduciary duty of loyalty to act at all times in the best interests of the Company, subject to Employee’s ability to enforce his rights under this Agreement. In keeping with such duty, Employee shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the Company’s business.

ARTICLE II

TERMINATION

2.01.  Illness, Incapacity. If during the term of Employee’s employment hereunder Employee shall be prevented, in the Company’s reasonable judgment, from effectively performing his duties hereunder by reason of illness or disability for a consecutive period of 180 days during any twelve month period, then the Company may, by written notice to Employee, terminate Employee’s employment hereunder. Upon delivery to Employee of such notice, Employee’s employment and all obligations of the Company under Article I hereof shall forthwith terminate; provided that the Company shall immediately pay to Employee an amount equal to all Base Salary and other benefits earned and accrued and customarily paid under the Company’s standard policies (but specifically excluding any rights under Section 1.04 hereof, the entitlement to which shall be governed by such Section) through and including the date of termination (and reimbursement for any expenses incurred through and including the date of such termination) and provided, further, that Employee shall remain eligible to receive a Bonus pursuant to the terms and subject to the conditions of Section 1.04 hereof. The obligations of Employee under Article IV hereof shall continue notwithstanding termination of Employee’s employment pursuant to this Section 2.01.

2.02.  Death. If Employee dies during the Term, all obligations of the Company hereunder shall terminate; provided that the Company shall, within five business days of receipt of notice of Employee’s death, pay to Employee’s estate an amount equal to (i) all Base Salary and other benefits earned and accrued through and including the date of termination (and reimbursement for any expenses incurred through and including the date of Employee’s death). If the death occurs during a Bonus Year, the Company also shall pay to Employee’s estate, following the end of the Bonus Year and at the same time as payments are made to other Pool Participants, an amount equal to the Bonus Allotted Share Employee would have received if employed throughout the Bonus Year, multiplied by the quotient of (a) the number of days elapsed in that Bonus Year through and including the date of death, divided by (b) 365.

2.03.  Termination by the Company for Cause. If the Company reasonably determines that Employee (a) has engaged to the material detriment of the Company in gross negligence, gross incompetence or willful misconduct in the performance of his duties and has failed within a reasonable period after written notice thereof to correct such conduct, (b) has repeatedly refused, without proper reason, to perform his duties (including Employee’s violation of Matthews’ Code of Conduct for employees) and has failed within a reasonable period after written notice thereof to correct such conduct, (c) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty, in each case to the Company (it being understood that in any proceeding to interpret or enforce this Agreement, the Company shall bear the burden of proof in establishing it had the right to terminate Employee pursuant to this clause (c)), (d) has been convicted of (or pleaded no contest to) a crime involving fraud or any felony involving moral turpitude, or (e) has committed a crime of dishonesty or moral turpitude and by reason of publicity with respect to the same has materially and substantially harmed the Company, the Company may, by written notice (which notice shall set forth such breach in reasonable detail) to Employee, terminate Employee’s employment hereunder; the Company shall promptly pay Employee any compensation accrued but not yet paid under Section 1.03 hereof through and including the date of such termination (and reimbursement for expenses incurred through and including the date of such termination) and, upon such payment, all obligations of the Company under Article I hereof shall forthwith terminate. The obligations of Employee under Article IV hereof shall continue notwithstanding termination of Employee’s employment pursuant to this Section 2.03.

2.04.  Termination by the Company without Cause or by Employee for Good Reason. Employee’s employment hereunder may be terminated at any time by the Company without Cause (except for disability or death, which shall be covered by Sections 2.01 and 2.02 above) by written notice to Employee and Employee may terminate Employee’s employment with the Company for Good Reason. In the event of any such termination of employment, (a) the Company shall immediately pay to Employee (i) an amount equal to all Base Salary and other benefits earned and accrued and customarily paid under the Company’s standard policies (but specifically excluding any rights under Section 1.04 hereof, the entitlement to which shall be governed by such Section) through and including the date of termination (and reimbursement for any expenses incurred through and including the date of such termination) and (ii) an amount equal to the product of (x) Employee’s most recently determined Bonus Allotted Share as of the date of termination multiplied by (y) $15,000,000 minus (A) the aggregate amount paid by the Buyer under Section 3.1.1 of the Purchase Agreement plus (B) the aggregate amount of Bonus Pools previously paid by the Company pursuant to Section 1.04. The obligations of Employee under Article IV hereof shall continue notwithstanding termination of Employee’s employment pursuant to this Section 2.04, but only if and to the extent the Company (1) notifies Employee within sixty days of the date of termination that the Company irrevocably commits to make the Subject Payments and to provide the health-related benefits described in clause (3) below and (2) pays the Employee an amount equal to his then current Base Salary for and throughout the balance of the period that would have remained if the Term had Employee’s employment hereunder not been so terminated, no less frequently than Employee was paid Base Salary while working for the Company (the “Subject Payments”) and (3) for the period that would have remained in the Term had Employee’s employment hereunder not be so terminated, provides Employee with such continuing coverage under the health insurance benefit plans and programs Employee was receiving at the time of such termination of employment. If termination pursuant to this Section 2.04 occurs at a time when Employee or Scott Pontone is President of the Company, the decision to pay the compensation and extend the health benefits described in the preceding sentence shall be made only by the board of directors of the Company or its designee.

For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by Employee, (i) any material reduction of Employee’s authority, duties and responsibilities, or the assignment to Employee of duties materially inconsistent with the provisions of Section 1.01 hereof, in either case for reasons other than a failure of the Company to meet Performance Standards; (ii) a reduction in Base Salary of Employee; (iii) the relocation of Employee’s office outside of the New York metropolitan area or (iv) the Company’s material breach of this Agreement and the failure by the Company to correct such breach within a reasonable period after written notice thereof by Employee.

2.05.  Employee Termination. Employee agrees to give the Company sixty days prior written notice of his voluntary termination of employment with the Company. Following a termination of employment with the Company by Employee without Good Reason, and effective as of the date of such termination, any obligations of the Company to Employee pursuant to Article I hereunder shall cease, other than to provide Employee with all Base Salary and other benefits earned and accrued and customarily paid under the Company’s standard policies (but specifically excluding any rights under Section 1.04 hereof, the entitlement to which shall be governed by such Section) through and including the date of termination and reimbursement for any expenses incurred through and including the date of such termination. The obligations of Employee under Article IV hereof shall continue notwithstanding termination of Employee’s employment pursuant to this Section 2.05.

2.06.  Deemed Resignations. Any termination of Employee’s employment shall constitute an automatic resignation of Employee as an officer of the Company and each affiliate of the Company, and an automatic resignation of Employee from the Board (if applicable) and from the board of directors of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such affiliate’s designee or other representative.

ARTICLE III

EMPLOYEE’S ACKNOWLEDGMENTS

As used in Article III and Sections 4.01, 4.02, 4.05, 4.08 and 4.09, the term “Company” shall include The York Group, Inc. and the companies directly or indirectly through one or more intermediaries controlled by, in control of, or under common control with, The York Group, Inc.

Employee recognizes and acknowledges that: (a) in the course of Employee’s employment by the Sellers, and in the future by the Company, Employee has acquired and will continue to acquire information which could include, in whole or in part, information concerning the Company’s sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customers’ purchases from the Company, the Company’s sources of supply, the Company’s computer programs, system documentation, special hardware, product hardware, related software development, the Company’s manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the Company’s affairs (collectively referred to herein as the “Confidential Information”); (b) to the extent provided in Article IV hereof, the Confidential Information is the property of the Company; (c) to the extent provided in Article IV hereof, the misappropriation or disclosure of the Confidential Information (other than as directed by the Company) would constitute a breach of trust and could cause irreparable injury to the Company; and (d) it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that, to the extent provided in Article IV hereof, the Confidential Information be kept secret and that Employee not disclose the Confidential Information to others (other than as directed by the Company) or use the Confidential Information to Employee’s own advantage or the advantage of others. Notwithstanding the foregoing, Employee will not have any obligation for any disclosure of Confidential Information if (i) the Company authorizes Employee to disclose such Confidential Information to third parties by prior written authorization executed by the Company; (ii) it is or becomes available to the general public in a publication of general circulation, other than by an act or omission of Employee or any employee, agent, or other person acting for or on behalf of Employee; (iii) used in an action or proceeding brought by Employee or the Company in pursuit of its rights or in exercise of its remedies hereunder or (iv) required by applicable law or it is ordered to be disclosed by a court, administrative agency, or other governmental body with jurisdiction over the parties hereto, provided that, subject to applicable law, Employee will first have provided the Company with prompt written notice of such required disclosure and will take reasonable steps to allow the Company to seek a protective order with respect to the confidentiality of the information required to be disclosed (Employee will promptly cooperate with and assist the Company in connection with obtaining such protective order).

Employee further recognizes and acknowledges that it is essential for the proper protection of the business of the Company that Employee be restrained to the extent provided in Article IV hereof (a) from soliciting or inducing any employee of the Company to leave the employ of the Company, (b) from hiring or attempting to hire any employee of the Company, (c) from soliciting the trade of or trading with the customers and suppliers of the Company for any business purpose other than in connection with Employee’s duties hereunder, and (d) from competing against the Company for a reasonable period following the termination of Employee’s employment with the Company.

ARTICLE IV

EMPLOYEE’S COVENANTS AND AGREEMENTS

4.01.  Non-Disclosure of Confidential Information. Employee agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he or she shall not, without the prior written consent of the Company, misappropriate or disclose or make available to anyone for use outside the Company’s organization at any time, either during his employment with the Company or subsequent to the termination of his employment with the Company for any reason, including without limitation termination by the Company for Cause or without Cause, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee’s duties to the Company. Without limitation, Employee shall not be permitted to remove Confidential Information from Company computer servers to use for any personal purpose.

Notwithstanding the above restriction, Employee will not have any obligation for any disclosure of Confidential Information if (i) the Company authorizes Employee to disclose such Confidential Information to third parties by prior written authorization executed by the Company; (ii) it is or becomes available to the general public in a publication of general circulation, other than by an act or omission of Employee or any employee, agent, or other person acting for or on behalf of Employee; (iii) used in an action or proceeding brought by Employee or the Company in pursuit of its rights or in exercise of its remedies hereunder or (iv) required by applicable law or it is ordered to be disclosed by a court, administrative agency, or other governmental body with jurisdiction over the parties hereto, provided that, subject to applicable law, Employee will first have provided the Company with prompt written notice of such required disclosure and will take reasonable steps to allow the Company to seek a protective order with respect to the confidentiality of the information required to be disclosed (Employee will promptly cooperate with and assist the Company in connection with obtaining such protective order).

4.02.  Disclosure of Works and Inventions/Assignment of Patents. Employee shall disclose promptly to the Company or its nominee any and all works, inventions, discoveries and improvements authored, conceived or made by Employee during Term and related to the Company (“Employee Works”), and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. The parties agree that the intent of the foregoing is not to provide for the Company ownership of personal inventions or materials (like writings or artwork) created by Employee that do not relate to the Company and are not created using Company assets. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect the Company’s interest in such Employee Works. Such obligations shall continue beyond the Term with respect to Employee Works authored, conceived or made by Employee during the Term, and shall be binding upon Employee’s assigns, executors, administrators and other legal representatives. Employee agrees that in the event of publication by Employee of written or graphic materials related to the business or activities of the Company, the Company will retain and own all rights in said materials, including right of copyright. The parties agree that the intent of the foregoing is not to provide for Company ownership of personal inventions or materials (like writings or artwork) created by the Employee that do not relate to the Company and are not created using Company assets.

4.03.  Business Opportunities. Employee agrees to be a loyal employee of the Company. Employee agrees that he shall not usurp any corporate opportunities of the Company.

4.04.  Compliance. Employee shall be required to adhere to the internal control standards and codes of conduct as defined by the Sarbanes-Oxley Act of 2002, established regulatory standards and published Matthews’ policies, to the extent applicable by their terms to Employee.

4.05.  Return of Materials. Upon the termination of Employee’s employment with the Company for any reason, including without limitation termination by the Company for Cause or without Cause, Employee shall promptly deliver to the Company all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flowcharts, programs, proposals and any documents concerning the Company’s customers or concerning products or processes used by the Company and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

4.06.  Restrictions on Competition.

(a)  Employee covenants and agrees that (i) during the period of Employee’s employment hereunder, (ii) for three (3) years after the end of the term of this Agreement under Section 1.02 hereof and (iii) if applicable in accordance with subsections (b), (c) or (d) below, for an additional period equal to what would have been the then remaining term of this Agreement had this Agreement not been otherwise terminated (the “Applicable Term”) plus three (3) years (such total period in each of subsection (i), (ii) and (iii) above being referred to herein as the “Non-Compete Period”), Employee shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, investor, financer or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, the term “Competing Business” shall mean any person, corporation or other entity which manufactures, markets or sells caskets, urns, memorials or cremation equipment.

(b)  If the Employee voluntarily ceases employment with the Company, including as set forth under Section 2.05 hereof, Employee shall remain subject to Section 4.06(a) for the Non-Compete Period without any further payment due by the Company to Employee beyond the payments required under Section 2.05.

(c)  If Employee is terminated pursuant to Section 2.04, Employee shall remain subject to Section 4.06(a) for the Non-Compete Period, to the extent provided therein.

(d)  If Employee is terminated pursuant to Section 2.01 or Section 2.03, Employee shall remain subject to Section 4.06(a) for the Non-Compete Period without any further payment due to Employee by the Company beyond the payments requirements under Section 2.01 or Section 2.03, as the case may be.

Notwithstanding the restrictions contained in this Section 4.06, Employee may own, directly or indirectly, solely as an investment, (A) securities of any such entity which are traded on any national securities exchange or NASDAQ if Employee (y) is not a controlling person of, or a member of a group which controls such entity; and (z) does not, directly or indirectly own 2% or more of any class of securities of such entity or (B) interests in mutual funds or similar pooled accounts.

4.07.  Non-Solicitation of Customers and Suppliers. Employee agrees that while employed hereunder he shall not, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer or supplier of the Company with respect to the manufacture or sale of caskets, urns, memorials or cremation products for any business purpose other than for the benefit of the Company. Employee further agrees that following the termination of Employee’s employment with the Company, to the same extent and for the same period (if any) that the Employee continues to be subject to the restrictions of Section 4.06, Employee shall not, directly or indirectly, solicit the trade of, or trade with, any customers or prospective customers or suppliers of the Company with respect to the manufacture or sale by the Company of caskets, urns, memorials or cremation products, or the supplies necessary to manufacture the same.

4.08.  Non-Solicitation of Employees. Employee agrees that following termination of Employee’s employment with the Company, and to the same extent and for the same period (if any) that the Employee continues to be subject to the restrictions of Section 4.06, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire any such employee. This Section 4.08 will not prohibit Employee from engaging in general advertising or solicitation not specifically targeted at any one or more employees of the Company and shall not prohibit Employee from hiring any employee of the Company that contacts Employee as a result of such general advertising or solicitation.

4.09.  Non-Disparagement. During Employee’s employment with the Company and following any termination of employment with Company, (a) Employee agrees not to disparage, either orally or in writing, the Company, any of its business, products, services or practices, or any of their directors, officers, agents, representatives, stockholders, employees or affiliates and (b) the Company agrees not to, and agrees to cause its directors, officers, agents, representatives, stockholders, employees and affiliates not to, disparage Employee, either orally or in writing.

ARTICLE V

EMPLOYEE’S REPRESENTATIONS AND WARRANTIES

5.01.  No Prior Agreements. Employee represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Article IV hereof. Employee further represents and warrants that his employment with the Company will not require him to disclose or use any confidential information belonging to prior employers or other persons or entities.

5.02.  Employee’s Abilities. Employee acknowledges that it would cause the Company serious and irreparable injury and cost if Employee were to use his ability and knowledge in competition with the Business in breach of the obligations contained in Article IV.

5.03.  Remedies. In the event of a breach by Employee of the terms of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Employee and to enjoin Employee from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Employee acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against him in the event of any breach.

ARTICLE VI

MISCELLANEOUS

6.01.  Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Article IV hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

6.02.  Entire Agreement. This Agreement and the Purchase Agreement represent the entire agreement of the parties with respect to the subject matter hereof and this Agreement may be amended only by a writing signed by each of them; provided that any such amendment which affects Section 1.04 hereof shall require the prior written consent of (i) Employee, in his capacity as President of the Company, or (ii) if Employee no longer is President, Scott Pontone, provided that he is then employed by the Company, or (iii) if Employee is no longer President and Scott Pontone is not then employed by the Company, each of the individuals set forth on Schedule 1.03 hereto that are then employed by the Company.

6.03.  Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof.

6.04.  Jurisdiction Venue and Service of Process. Each party (a) agrees that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in the state or federal courts of Pittsburgh, Pennsylvania or New York, New York; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

6.05.  Counterparts, Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

Signature page follows.

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NYA 735080.3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.

________________________________
HARRY PONTONE

Address:

________________________________

________________________________

________________________________

THE YORK GROUP, INC.

By: __________________________
Name:
Title: